Exhibit 10.3

TRANSITION SERVICES AGREEMENT

between

AUTOMATIC DATA PROCESSING, INC.

and

CDK GLOBAL HOLDINGS, LLC

Dated as of September 29, 2014

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		Page
Section 6.12	Severability of Provisions	18
Section 6.13	Counterparts	18
Section 6.14	No Personal Liability	18
Section 6.15	No Third Party Beneficiaries	18
Section 6.16	Force Majeure	18
Section 6.17	Independent Contractors	19
Section 6.18	Employees	19
Section 6.19	No Set-Off	19

Service Schedules

1.	India Services
2.	ADP Facilities Services
3.	Dealer Facilities Services
4.	IT Infracture Services
5.	Vendor Services
6.	Tax Services
7.	Statutory Research Services

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TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of September 29, 2014, between Automatic Data Processing, Inc., a Delaware corporation (“ADP”), and CDK Global Holdings, LLC, a Delaware limited liability company. ADP and Dealer shall be separately referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Board of Directors of ADP has determined that it is in the best interests of ADP to separate the Dealer Business (as defined below) and the ADP Business (as defined below) into two independent public companies (the “Separation”), in order to provide greater flexibility for the management, capital requirements and growth of the Dealer Business and to allow ADP to focus its time and resources on the development and growth of the ADP Business;

WHEREAS, ADP and Dealer have entered into a Separation and Distribution Agreement, dated as of September 29, 2014 (as the same may be amended, supplemented, restated and/or modified from time to time, the “Separation Agreement”), in order to carry out, effect and consummate the Separation (including the distribution, by dividend, to ADP stockholders of the capital stock of Dealer (or its successor), as more fully described in the Separation Agreement (the “Distribution”)); and

WHEREAS, the Separation Agreement requires that Dealer and ADP enter into this Agreement to properly document the transition services to be provided by ADP, Dealer and/or Third Party Service Providers (as defined below) to the applicable Service Recipients (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein and in the Separation Agreement, and intending to be legally bound hereby, ADP and Dealer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For all purposes of this Agreement:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“ADP” has the meaning assigned to such term in the Preamble hereto.

“ADP Business” means all businesses and operations of the ADP Group, other than the Dealer Business.

“ADP Group” means ADP and each Person that will be a direct or indirect Subsidiary of ADP immediately after the Distribution and each Person that is or becomes a member of the ADP Group after the Distribution, including any Person that is or was merged into ADP or any such direct or indirect Subsidiary, and each other Person that would have been included in the ADP Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation Agreement.

“ADP PL Dealer Associates” has the meaning assigned to such term in Service Schedule [1].

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble hereto, as such Agreement is amended, restated, supplemented or otherwise modified from time to time.

“Ancillary Agreements” means the Data Center Services Agreement, the Employee Matters Agreement, the Intellectual Property Transfer Agreement, the Restructuring Documents, the Tax Matters Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by the Separation Agreement.

“Business” means the Dealer Business and/or the ADP Business, as the context requires.

“Business Day(s)” means any day other than a Saturday, Sunday or national holiday.

“Data Center Services Agreement” means the Data Center Services Agreement, to be entered into between ADP, LLC and Dealer, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by such parties and ADP.

“Dealer” means, prior to the LLC Conversion, CDK Global Holdings, LLC, a Delaware limited liability company whose sole member is ADP and, immediately after the LLC Conversion, CDK Global, Inc., a Delaware corporation whose sole stockholder is ADP.

“Dealer Business” means the business and operations conducted by the Dealer Group from time to time, whether prior to, at or after the Effective Time, including, without duplication, (i) the Dealer Services Business (as defined in the

Separation Agreement) conducted by ADP prior to the Restructuring (including with respect to any terminated, divested or discontinued business or operations of the Dealer Group), (ii) the Dealer Services Business conducted by ADP prior to any previous internal restructurings of ADP relating to the Dealer Services Business and (iii) the business and operations conducted by the Dealer Group, as more fully described in the Information Statement (as defined in the Separation Agreement).

“Dealer Group” means Dealer and each Person that will be a direct or indirect Subsidiary of Dealer immediately prior to the Distribution (but after giving effect to the Restructuring) and each Person that is or becomes a member of the Dealer Group after the Distribution, including any Person that is or was merged into Dealer or any such direct or indirect Subsidiary, and each other Person that would have been included in the Dealer Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation Agreement.

“Dispute Escalation Notice” has the meaning assigned to such term in Section 6.2.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of ADP in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between ADP and Dealer, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by the Parties.

“Fees” has the meaning assigned to such term in Section 2.2(b).

“Force Majeure” has the meaning assigned to such term in Section 6.16.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NASDAQ.

“Group” means the ADP Group and/or the Dealer Group, as the context requires.

“Indemnified Party” has the meaning assigned to such term in Section 5.1.

“Indemnifying Party” has the meaning assigned to such term in Section 5.1.

“Information” means all information of either the ADP Group or the Dealer Group, as the context requires, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Intellectual Property Transfer Agreement” means the Intellectual Property Transfer Agreement to be entered into between ADP and Dealer, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by the Parties.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“LLC Conversion” has the meaning assigned to such term in the Separation Agreement.

“Losses” has the meaning assigned to such term in Section 5.1.

“NASDAQ” means the NASDAQ Global Select Market.

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Restructuring” has the meaning assigned to such term in the Separation Agreement.

“Restructuring Documents” has the meaning assigned such term in the Separation Agreement.

“Separation” has the meaning assigned to such term in the Recitals hereto.

“Separation Agreement” has the meaning assigned to such term in the Recitals hereto.

“Service Provider” means (i) with respect to Service Schedules 1, 2 and 4 through 7, ADP, and (ii) with respect to Service Schedule 3, Dealer.

“Service Recipient” means (i) with respect to Service Schedules 1, 2 and 4 through 3, any member of the Dealer Group or its permitted assignees under the Separation Agreement and all legal entities owned by Dealer immediately after the Distribution, and (ii) with respect to Service Schedule 3, any member of the ADP Group or its permitted assignees under the Separation Agreement and all legal entities owned by ADP immediately after the Distribution.

“Service Schedule” has the meaning assigned to such term in Section 2.1(a).

“Services” has the meaning assigned to such term in Section 2.1(a).

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between ADP and Dealer, substantially in the form attached to the Separation Agreement, with such changes as may be agreed to by the Parties.

“Term” has the meaning assigned to such term in Section 3.1(a).

“Third Party Service Providers” shall mean third parties which are or will be engaged by a Service Provider or its Affiliates to assist in the delivery of its obligations under this Agreement.

“Transition” means the transition of the Services from a Service Provider or a Third Party Service Provider to a Service Recipient or its own third party service providers.

“Type 2 Services” has the meaning assigned to such term in Service Schedule 1.

Section 1.2 General Interpretive Principles. (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (ii) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires and (v) references to a Person also refer to its predecessors and permitted successors and assigns.

ARTICLE II

SERVICES

Section 2.1 Services.

(a) The term “Services” shall mean and refer solely to those services listed on Schedules 1 through 7 hereto (each a “Service Schedule”), that are necessary (i) for the uninterrupted and continued operations of each Business after the Distribution Date in substantially the same manner as such Business was conducted and operated immediately prior to the Distribution Date or (ii) to aid Dealer and ADP in the Transition.

(b) Commencing on the Distribution Date and continuing throughout the Term, each Service Provider agrees to provide through its Group and/or Third Party Service Providers, subject to changes in applicable Law, the Services in accordance with the applicable Service Schedules, it being understood by the Parties that (except as otherwise set forth in the Service Schedules) the Services shall be provided only to the extent that services of similar kind were provided by such Service Provider or Third Party Service Providers to the applicable Business prior to the Distribution Date. This Section 2.1(b) does not apply to the Type 2 Services set forth on Service Schedule 1 hereof.

(c) To the extent that any of the assets required by a Party (as Service Provider hereunder) to provide any Services have become the property of a Service Recipient pursuant to the Separation, such Service Recipient hereby grants to the applicable Service Provider a limited, non-exclusive license to use such assets, for a period not to exceed the Term, for the purpose of providing such Services and aiding the Transition on the terms and subject to the conditions set forth in this Agreement.

(d) The Parties shall use their respective commercially reasonable efforts to complete the Transition (including in the case of Dealer, identifying and recruiting applicable new personnel) as soon as practicable and in no event later than the expiration of the Term and shall commit and provide sufficient and appropriate resources to timely complete the Transition. Each Service Provider shall also use its reasonable best efforts to assist the applicable Service Recipient in obtaining licenses and/or consents with or from any of such Service Provider’s current vendors or service providers (excluding landlords) who are providing services, products or licenses to such Service Recipient, or to such Service Provider for the benefit of such Service Recipient, prior to the Distribution Date; provided that in no event shall such assistance by such Service Provider require or be deemed to require such Service Provider to incur any additional costs or make any additional payments to any such vendors or service providers.

(e) Except with respect to a Service Provider’s applicable efforts obligations under Section 2.1(d) above, each Service Recipient acknowledges and agrees that a Service Provider has no obligation to actually obtain licenses or consents with any vendor or service provider in connection with the Services and that any failure by a Service Provider to actually obtain any such license or consent will not constitute a breach of this Agreement or the negligence or willful misconduct of such Service Provider; provided that failure to obtain any such license or consent shall not relieve such Service Provider of its obligations to provide the applicable Services set forth herein.

(f) Unless specifically set forth elsewhere herein to the contrary, this Agreement does not apply to the services to be provided by a Service Provider (or any of its Subsidiaries) to a Service Recipient (or any of its Subsidiaries) pursuant to any Ancillary Agreements.

(g) If, after the execution of this Agreement, the Parties reasonably determine that a service (i) that was provided by a Service Provider or a Third Party Service Provider to a Service Recipient prior to the Distribution Date and (ii) is reasonably necessary to the conduct of a Business after the Distribution Date, was unintentionally omitted from the Service Schedules, then such Service Provider shall provide such additional service to such Service Recipient (with such service becoming a Service for purposes of this Agreement) and a Service Schedule shall be created for such Service, it being agreed by the Parties that the charges for such additional Services shall be their actual cost to such Service Provider (unless the exception contained in Section 2.2(b), regarding countries other than the United States, applies); provided, however, that no Service Provider shall be required to provide any additional service, or at any price, that would prevent, or be reasonably likely to prevent, or be inconsistent with the qualification of the Separation as a tax-free transaction for U.S. federal, state and local income tax purposes.

(h) The Parties hereby agree that each Service Provider is under no obligation to enter into any engagements with new Third Party Service Providers in connection with this Agreement unless (i) such Service Provider is entering into such new engagements with respect to its own internal business or in its ordinary course of business and (ii) the applicable Service Recipient is not able to engage its own third party service providers with respect to the same subject matter within the applicable timing needs of such Service Recipient. Each Party shall use its commercially reasonable efforts to transition from the other Group and the Third Party Service Providers to itself or its own third party service providers.

Section 2.2 Terms of the Service Schedules; Fees & Costs.

(a) Each Service Provider shall provide, and shall cause any Third Party Service Providers to provide, the Services with at least the same level of service and degree of quality as provided by such Service Provider to the Distribution Date; provided, however, that, in light of the supervision and management of the ADP PL Dealer Associates, ADP (as Service Provider) shall not be responsible for either the level of service or degree of quality of the Type 2 Services set forth on Service Schedule 1.

(b) Each Service Schedule shall, in addition to the Services to be delivered by a Service Provider, set forth the fees to be paid by the Service Recipient for such Services (collectively, the “Fees”). If not set forth in any Service Schedule, the Parties agree that the Fees for each of the Services are intended to be equal to the Service Provider’s applicable allocated costs to the applicable Business prior to the Distribution, except to the extent that legal counsel with respect to any applicable country other than the United States (including India) has advised that a different fee for the Services is required or is more appropriate under the applicable Law of such other country.

(c) Not more than thirty (30) days following the end of each calendar month during the Term, each Service Provider (directly or through one or more of its Affiliates) shall issue a monthly invoice to the Service Recipient, setting forth the Fees (itemized by Service) and any applicable taxes payable by such Service Recipient for such calendar month.

(d) Except as otherwise provided herein or in the applicable Service Schedules, the aggregate Fees under the Service Schedules shall be paid in full by each Service Recipient within thirty (30) days following receipt of an invoice from the Service Provider, unless such Service Recipient in good faith disputes the amount of Fees contained in any such invoice, as provided in Section 2.2(e) below.

(e) If a Service Recipient, in good faith, disputes any Fees, it shall promptly submit to the Service Provider written notice of such dispute and may withhold from its payment of the relevant invoice only such disputed amounts (except for applicable taxes), subject to resolution in accordance with Section 6.2.

(f) Each Service Recipient understands that prior to the date of this Agreement, the Service Provider may have contracted with Affiliates or Third Party Service Providers to provide services in connection with all or any portion of the Services. Each Service Provider may subcontract with its present and future Affiliates or Third Party Service Providers to provide the Services (and may increase the scope of such engagement of Affiliates or Third Party Service Providers).

(g) Each Service Provider shall promptly correct any errors or omissions in any of the Services that it has provided to a Service Recipient hereunder.

Section 2.3 Transition. During the Term, each of ADP and Dealer shall cooperate with each other with respect to the Transition and to use their respective commercially reasonable efforts to timely complete the Transition.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term.

The term of this Agreement shall commence on the Distribution Date and end on the first (1st) anniversary thereof, unless earlier terminated in accordance with Section 3.2 below (the “Term”); provided, however, that notwithstanding the foregoing, for purposes of (i) the use of the Premises set forth on Table 2.3 of Service Schedule 2 and (ii) Part I, Section B of Service Schedule 4, the “Term” shall commence on the Distribution Date and end on the second (2nd) anniversary thereof, unless terminated in accordance with Section 3.2 below. If the Parties agree (or if required by applicable Law), the Service Schedules will set forth any shorter periods for which particular Services will be provided.

Section 3.2 Termination by Dealer or ADP. This Agreement or any Service provided hereunder in accordance with a Service Schedule, as applicable, may be terminated as follows:

(a) except as otherwise provided by Law, by either Dealer or ADP at any time upon written notice to the other Party, if (i) the other Party is adjudicated as bankrupt, (ii) any insolvency, bankruptcy or reorganization proceeding is commenced by the other Party under any insolvency, bankruptcy or reorganization act, (iii) any action is taken by others against the other Party under any insolvency, bankruptcy or reorganization act and such Party fails to have such proceeding stayed or vacated within ninety (90) days or (iv) if the other Party makes an assignment for the benefit of creditors, or a receiver is appointed for the other Party which is not discharged within thirty (30) days after the appointment of the receiver;

(b) by ADP at any time upon written notice to Dealer, if Dealer fails to pay the amount of any undisputed Fees payable by it in accordance with Section 2.2 hereof and such failure is not cured within fifteen (15) Business Days after written notice from ADP or its applicable Affiliate;

(c) by Dealer at any time upon written notice to ADP, if ADP fails to pay the amount of any undisputed Fees payable by it in accordance with Section 2.2 hereof and such failure is not cured within fifteen (15) Business Days after written notice from Dealer or its applicable Affiliate; or

(d) by ADP or Dealer at the end of any calendar month, with respect to any or all of the Services provided to it hereunder; provided, that ADP or Dealer shall give the other Party not less than fifteen (15) Business Days prior written notice specifying the date that such termination is to be effective (or such shorter notice as may be agreed upon by Dealer and ADP); provided further that ADP and Dealer will not delay termination of those particular Services for which the Transition has been completed.

Section 3.3 Effect of Termination. In the event this Agreement is validly terminated as provided herein, each of the Parties shall be relieved of its duties and obligations arising hereunder after the date of such termination; provided, however, that (i) the provisions set forth in Articles IV, V and VI hereof shall survive any termination of this Agreement and (ii) such termination in and of itself shall not relieve a Party of liability for a breach prior to the date of such termination. For the avoidance of doubt, in the event of any termination of one or more Services, the Fees applicable to such Services, in accordance with Section 2.2 above, shall no longer be charged or due after the effective date of such termination and in the event of a material reduction by a Service Recipient of the amount of the Services it elects to continue to receive, the Fees applicable to such Services shall be appropriately reduced thereafter if costs to the Service Provider are correspondingly reduced as a result of such reduction.

ARTICLE IV

CONFIDENTIALITY

Section 4.1 General. Each Party acknowledges (i) that such Party has in its possession and, in connection with this Agreement, the Separation Agreement and the Ancillary Agreements such Party will receive, Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 4.3 below, as of the Distribution Date, ADP, on behalf of itself and each of its Affiliates, and Dealer, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its and their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information concerning the other Party (or its Business) and such other Party’s Affiliates (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other Party’s Affiliates or their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, the Separation Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information:

(a) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement;

(b) was available to such Party or its Affiliates, or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or

(c) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

Section 4.2 No Disclosure, Compliance with Law, Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information with respect to the other Party to any other Person, except its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who need to know such Information in connection with this Agreement, the Separation Agreement or the Ancillary Agreements or for valid business reasons relating thereto, and except in compliance with Section 4.3 below. Each Party shall advise its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Each Party shall, and shall cause its and its Affiliates’ respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement, the Separation Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party; provided, however, that in no event shall either Party be required to destroy any hardware that includes Information if such Information is only accessible to highly skilled computer experts and cannot otherwise be deleted or destroyed without undue cost or effort (provided that such Information will remain subject to the confidentiality protection provisions herein).

Section 4.3 Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that either Party or any of its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders or other advisors or representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the other Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Party that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

Section 4.4 Survival. The obligations of confidentiality in this Article IV shall remain in effect during the Term and thereafter.

Section 4.5 Ownership of Data. To the extent related to a particular Business, the related Service Recipient shall own all right, title and interest in and to all data generated for such Service Recipient by the Service Provider, its Affiliates and any Third Party Service Providers in providing the applicable Services.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification for Third Party Claims.

(a) From and after the Distribution Date, ADP, on the one hand, and Dealer, on the other hand (as applicable, an “Indemnifying Party”), shall indemnify the other Party, the other Party’s Affiliates and their respective officers, directors and employees (each, an “Indemnified Party”), against and hold them harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) (collectively, “Losses”) suffered or incurred by the Indemnified Party in connection with a third party claim against such Indemnified Party, which Losses result from (1) a breach of this Agreement by the Indemnifying Party, or (2) the negligence or willful misconduct of the Indemnifying Party in its performance of its obligations hereunder; provided, however, that the Indemnifying Party shall not be deemed to have breached the Agreement, or been negligent or to have engaged in willful misconduct, to the extent that Losses arise as a result of information provided by or on behalf of the Indemnified Party to the Indemnifying Party or any actions taken or omitted to be taken by the Indemnifying Party upon the written direction or instruction of the Indemnified Party. For avoidance of doubt, this Article V applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the Ancillary Agreements).

(b) The amount of any Losses payable under Section 5.1(a) by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for the amount actually paid by the Indemnifying Party to the Indemnified Party in respect of such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by the Indemnified Party in collecting such amount.

Section 5.2 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the ADP Group or the Dealer Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.1 of this Agreement (collectively, a “Third Party Claim”), such Indemnified Party shall give such Indemnifying Party prompt written notice thereof and, in any event, within ten (10) days after such Indemnified Party received notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including, if known, the amount of the liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.2(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.2(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume control of the defense of such Third Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.2(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the terms and conditions of this Agreement).

(d) The Indemnifying Party shall not have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 5.2(b) except with the consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned). Any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnified Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. For the avoidance of doubt, the Indemnified Party’s failure to consent to any such settlement or compromise shall be deemed unreasonable if such settlement or compromise (1) provides for an unconditional release of the Indemnified Party from liability with respect to such Third Party Claim and (2) does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. If the Indemnified Party unreasonably withholds a consent required by this Section 5.2(d) to the terms of a compromise or settlement of a Third Party Claim proposed to the Indemnified Party by the Indemnifying Party, the Indemnifying Party’s obligation to indemnify the Indemnified Party for such Third Party Claim (if applicable) shall not exceed the total amount that had been proposed in such compromise or settlement offer plus the amount of all expenses incurred by the Indemnified Party with respect to such Third Party Claim through the date on which such consent was requested.

(e) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(f) All amounts required to be paid pursuant to this Article V shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Indemnified Party.

Section 5.3 Limitation on Damages. IN NO EVENT SHALL EITHER PARTY AND/OR ITS AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY FOR (A) INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATED TO THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING LOST PROFITS, LOSS OF DATA OR BUSINESS INTERRUPTION, (B) IN THE CASE WHERE ADP IS THE SERVICE PROVIDER, LOSSES RELATED TO THIS AGREEMENT IN EXCESS OF AN AGGREGATE AMOUNT EQUAL TO $500,000.00 AND (C) IN THE CASE WHERE DEALER IS THE SERVICE PROVIDER, LOSSES RELATED TO THIS AGREEMENT IN EXCESS OF AN AGGREGATE AMOUNT EQUAL TO $100,000.00.

Section 5.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A

PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Cooperation. Each Party shall, and shall cause its Affiliates to, use good faith efforts to cooperate with the other Party in all matters relating to the provision and receipt of Services, including providing information and documentation sufficient for the other Party to provide the Services and making available, as reasonably requested by the other Party, timely decisions, approvals and acceptances in order that the other Party and its Affiliates may perform their respective obligations under this Agreement in a timely manner.

Section 6.2 Negotiation. In the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within fifteen (15) Business Days after receipt of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within thirty (30) Business Days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 6.3. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

Section 6.3 Consent to Jurisdiction; Forum; Service of Process; Waiver of Jury Trial.

(a) Subject to the prior exhaustion of the procedures set forth in Section 6.2, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) any claim that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement or the subject matter hereof may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 6.4 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 6.3(b), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

(c) The covenant of each Service Provider to provide the applicable Services is independent of each Service Recipient’s covenants under this Agreement and the Separation Agreement, and each Service Provider, during any dispute or otherwise, shall continue to provide the Services to the applicable Service Recipient so long as such Service Recipient is not in material and ongoing breach of its obligations under Section 4.1 hereof for which breach such Service Recipient, after becoming aware of or receiving notice of such breach, has not promptly commenced and continued commercially reasonable efforts to remedy.

Section 6.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

(a) if to Dealer or any member of the Dealer Group, to:

CDK Global, Inc. 1

950 Hassell Road Suite 1000

Hoffman Estates, IL 60169-6308

Attention: General Counsel

Fax: (847) 781-9873

(b) if to ADP or any member of the ADP Group, to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, NJ 07068-1728

Attention: General Counsel

Facsimile: (973) 974-3399

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

Section 6.5 Entire Agreement. This Agreement, together with the Service Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 6.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Dealer and ADP or, in the case of a waiver, by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 6.7 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof; provided, however, that the parties’ remedies with respect to the Services contemplated by Service Schedule I and relating to matters mandatorily governed by the laws of India, shall be governed by the laws of India.

Section 6.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable by either Party without the prior written consent of the other Party; provided, that either Dealer or ADP, as the case may be, may assign any of its rights under this Agreement to any of its respective Affiliates (it being understood that no such assignment shall effect a novation or otherwise relieve the assigning Party of any of its obligations hereunder nor in any way increase the obligations of the non-assigning Party under this Agreement); provided, further, that either Party may assign its rights and obligations under this Agreement in connection with a sale of all or substantially all of its business, whether by sale of assets, merger or otherwise.

Section 6.9 Monetary Amounts. Unless otherwise expressly provided, monetary amounts are in U.S. dollars.

Section 6.10 Articles and Sections. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.11 Interpretation. The Parties acknowledge and agree that (i) each Party reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to each of the Parties, regardless of which Party was generally responsible for the preparation of this Agreement.

Section 6.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 6.13 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

Section 6.14 No Personal Liability. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of either Party.

Section 6.15 No Third Party Beneficiaries. Except as otherwise provided in Article V, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties.

Section 6.16 Force Majeure. Neither Party shall be liable for any expense, loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the reasonable control of that Party (“Force Majeure”), including acts of God, acts or regulations of any Governmental Authority, war, riots, insurrection, terrorism or other hostilities, accident, fire, flood, strikes, lockouts, labor disputes, pandemics or shortages of fuel; provided, that: (a) each Service Provider gives the applicable Service Recipient, as soon as reasonably practicable, written notice describing the occurrence, including, to the extent reasonably possible, a non-binding estimation of its expected duration and probable impact on the performance of its obligations hereunder, (b) the suspension of performance is of a scope and duration reasonably related to the Force Majeure and (c) each Service Provider uses commercially reasonable efforts to mitigate the effects of the Force Majeure. Neither Party shall be entitled to terminate this Agreement due to a Force Majeure or any failure resulting from any such event.

Section 6.17 Independent Contractors. Except as otherwise agreed in writing by the Parties, in the performance of the Services to be rendered hereunder, each Service Provider and its Affiliates shall at all times act as independent contractors, and none is in any respect an agent, attorney, employee, representative, joint venturer or fiduciary of a Service Recipient, and no Service Recipient shall declare or represent to any third party that such Service Provider or any of its Affiliates is acting in any respect as agent, attorney, employee representative, joint venturer or fiduciary of such Service Recipient. Neither ADP or its Affiliates, on the one hand, nor Dealer or its Affiliates, on the other, shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.

Section 6.18 Employees. Individuals employed by a Service Provider or its Affiliates who provide Services pursuant to this Agreement shall in no respect be considered employees of the applicable Service Recipient. Each Service Provider or one of its Affiliates shall act as the sole employer of the individuals it employs and shall not delegate any employment functions to the Service Recipient.

Section 6.19 No Set-Off. Each Party’s obligation to pay fees or make any other required payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including, without limitation, pursuant to any claims under the Separation Agreement or any of the other Ancillary Agreements.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the date first above written.

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
Name: Michael A. Bonarti
Title: Vice President

CDK GLOBAL HOLDINGS, LLC

By:	/s/ Jan Siegmund
Name: Jan Siegmund
Title: Vice President and Controller

Schedules to Transition Services Agreement

SERVICE SCHEDULES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE SERVICE SCHEDULES THAT FOLLOW, IN NO EVENT SHALL A SERVICE PROVIDER BE DEEMED TO BE REQUIRED TO PROVIDE ANY SERVICES BEYOND THE TERM.

TO THE EXTENT THAT A BUSINESS, PRIOR TO THE DISTRIBUTION, HAS ALREADY SATISFIED ANY CROSS-CHARGE OBLIGATIONS THROUGH THE END OF THE APPLICABLE SERVICE PROVIDER’S 2015 FISCAL YEAR FOR ANY OF THE SERVICES SPECIFIED ON THE FOLLOWING SERVICE SCHEDULES (THAT ARE NOT BEING REIMBURSED OR REVERSED PURSUANT TO ANY INTERCOMPANY RECONCILIATIONS IN CONNECTION WITH THE DISTRIBUTION), THE STATED FEES SET FORTH FOR SUCH SERVICES IN THE SERVICE SCHEDULES SHALL NOT APPLY WITH RESPECT TO PERIODS PRIOR TO THE END OF SUCH FISCAL YEAR.

Service Schedule 1

India Services

Preface to Service Schedule 1:

Approximately 800 ADP Private Limited associates provide services on a full time basis to the Dealer Group (the “ADP PL Dealer Associates”), and the remainder of ADP Private Limited’s associates provide services either (1) to the ADP Group or (2) to the ADP Private Limited associates generally (e.g., human resource support). The ADP PL Dealer Associates (1) provide a variety of services to the Dealer Group, primarily involving support of the Dealer Group finance organization, and information technology services to the Dealer Group, and (2) operate under the day to day instruction and supervision of other associates of the Dealer Group. As such, ADP Private Limited and members of the ADP Group do not supervise or manage ADP PL Dealer Associates and do not influence the quality or timeliness of the work product produced by the ADP PL Dealer Associates.

As used in this Service Schedule 1 the term “Service” means both:

a.	services provided by ADP Private Limited as employer of the ADP PL Dealer Associates (“Type 1 Services”); and

b.	services provided by ADP PL Dealer Associates to members of the Dealer Group (“Type 2 Services”).

Notwithstanding anything to the contrary in the Agreement, the obligation to provide the Type 1 Services and Type 2 Services shall terminate on the earlier of (i) such date that the ADP PL Associates are transferred to or otherwise become employees of the Dealer Group and (ii) May 31, 2015, and such Services shall cease to be provided following such termination date.

The Services covered by this Service Schedule 1 include both the Fortune 9 facility located in Hyderabad and S P Infocity facility in Pune.

Type 1 Services

•	Facilities and maintenance

•	Access to common areas (including reception, front office, cafeteria).

•	Ensuring that the interim allocated Dealer space operates in the ordinary course by providing housekeeping services, electrical and security.

•	Administration (including travel)

•	Front office support (reception and general administrative support)

•	Travel arrangements for business visits

•	Assisting associates in obtaining appropriate visas

•	Travel booking (tickets, accommodation and taxis)

•	Office stationery (including business cards and letter head) and supplies

•	Associate transport: Local transport to work-place as per applicable transport policy

•	Human resources

•	Talent acquisition (including sourcing, screening, candidate management, interviewing, selection, offer management, “on-boarding” and induction)

•	Human resources shared services (including payroll, compensation and benefits administration, leaves, exits, setting up HRMS tools and personnel file management)

•	Business human resources (including employee engagement, performance management, grievance handling, employees relations and culture augmentation)

•	Learning and development (including training administration, leadership development and budget management)

•	Assistance with maintaining current certifications: ADP to support and maintain ADP Information Security Management System for Dealer.

•	iKare: ADP will create a Dealer-only instance of ADP’s iKare system and provide support in customizing iKare to Dealer’s needs.

•	Provide access to India share point portal and shared services service desk applications

Type 2 Services

•	Finance (including creation of separate accounts and reports consistent with ones currently in use), as follows:

•	Maintenance and reporting of financial information for Indian statutory needs and Dealer finance organization reporting needs.

•	Replication of reporting that is currently provided for ADP Group, including income summaries, setup of similar account structure, forecasting, plan review process, AP approval structure, payroll processing, procurement framework and book closing. Such reports are used for management reporting and decision making and will be generated by the FP&A and accounting teams.

•	Support of the transition of the move to a new financial system for Dealer Services.

•	Information technology services, including application development and testing

•	Invoicing

•	Invoices for intra-Group services rendered by associates in India (associated with the Dealer Group) to other Dealer Group members will be generated for the various Dealer Group business units in line with current pricing and processes.

•	Procurement support (RFP process, tendering, evaluation, agreement negotiation, Purchase Order releases, etc…)

Fee: Per associate, per month, an amount equal to: (i) fully-loaded direct cost, plus (ii) allocated indirect overhead costs.

Rebates on previously invoiced amounts will be calculated for Dealer when calculated for ADP Group companies, and applied to Dealer when applied to ADP Group companies (currently, monthly).

Service Schedule 2

ADP Facilities Services

Section 1. Shared Facilities.

ADP shall permit each applicable member of Dealer Group to use each of the premises situated at the locations set forth on Tables 2.1, 2.2 and 2.3 below (each such premises, a “Premises”) in the same manner as said Premises was used by such member of Dealer Group prior to the date hereof for the operation of the Dealer Business. ADP shall allow Dealer Group and its employees, agents and invitees access to and use of common facilities within its facilities located in the Premises (each such facility, a “Facility”), including but not limited to, any cafeterias, lavatories, kitchens, elevators and corridors during the Facilities Term (as defined below) in the same manner as used by Dealer Group prior to the Distribution Date.

Section 2. Furniture, Fixtures and Equipment.

The furniture, fixtures and equipment (“FF&E”) owned by ADP Group and located in the Premises shall remain ADP Group’s property. Dealer Group shall have the non-exclusive right to use the FF&E located in the Premises from time to time, if any, during all times in which Dealer Group has access to the Premises. Upon the expiration of the Facilities Term or the earlier termination of this Agreement pursuant to Section 3.2, Dealer Group’s right to use the FF&E shall terminate automatically, without any requirement for notice from ADP and Dealer Group shall be responsible for any damage to the FF&E beyond normal wear and tear. ADP shall be required to maintain, repair or replace the FF&E on the Premises in the ordinary course and consistent with past practices, it being acknowledged and agreed that ADP shall have the right, but not the obligation, in its sole discretion, to replace the FF&E, if any, with comparable FF&E.

Section 3. Condition of the Premises and the FF&E.

Dealer acknowledges and agrees on behalf of Dealer Group that the Premises, the Facilities and the FF&E are being made available in their “AS IS” condition as of the date of this Agreement and ADP makes no representations or warranties as to their quality or suitability for their proposed use or purpose by Dealer Group. ADP shall maintain, repair or replace the Premises and the Facilities in the ordinary course and consistent with past practices at no additional cost or expense to Dealer.

Section 4. Term.

Subject to earlier termination of this Agreement pursuant to Section 3.2 (in which case this Service Schedule 2 shall terminate automatically in accordance with the terms of this Agreement), the term of this Service Schedule 2 shall be for a period not to exceed (i) 180 days from the Distribution Date for the locations listed in Table 2.1; (ii) 30 days from the Distribution Date for the locations listed in Table 2.2; and (iii) two years from the Distribution Date for the locations listed in Table 2.3 (each a “Facilities Term”).

Section 5. Use.

Dealer Group shall use the Premises for the same purposes as they currently are used in connection with the operation of the Dealer Business and for no other purpose without ADP’s prior written consent (in its sole discretion). Dealer Group shall conduct its business in the Premises in a manner consistent with Dealer Group’s prior use of the Facilities. Dealer Group shall not be permitted to make any alterations, modifications or additions to the Premises.

Table 2.1 Premises.

Location	Monthly Rent	IT Infrastructure
7000 Village Drive Suite 100, 105 & 200 Buena Park, CA 90621	$20,146.67	Dealer to use ADP wireless network.

5355 Orangethorpe Avenue La Palma, CA 90623-1095	$9,887.67	No shared IT infrastructure.

5800 Windward Parkway Alpharetta, GA 30005	$26,562.69	Dealer to use ADP wireless network.

One ADP Drive Augusta, GA 30909	$21,220.94	Dealer to use ADP network switch.

15 Waterview Blvd. Parsippany, NJ 07054	$8,964.67	No shared IT infrastructure

Table 2.2 Premises.

Location	Monthly Rent	IT Infrastructure
3665 Priority Way Indianapolis, IN 46240	$2,464.10	No shared IT infrastructure

1125 Virginia Drive Ft. Washington, PA 19034	$7,502.39	No shared IT infrastructure

Table 2.3 Premises.

Location	Monthly Rent	IT Infrastructure
100 Northwest Point Road Elk Grove Village, IL 60007	$17,091.29	No shared IT infrastructure

Service Schedule 3

Dealer Facilities Services

Section 1. Shared Facilities.

Dealer shall permit each applicable member of ADP Group to use each of the premises situated at the locations set forth on Table 3.1 below (each such premises, a “Premises”) in the same manner as said Premises was used by such member of ADP Group prior to the date hereof for the operation of the ADP Business. Dealer shall allow ADP Group and its employees, agents and invitees access to and use of common facilities within its facilities located in the Premises (each such facility, a “Facility”), including but not limited to, any cafeterias, lavatories, kitchens, elevators and corridors during the Facilities Term (as defined below) in the same manner as used by ADP Group prior to the Distribution Date.

Section 2. Furniture, Fixtures and Equipment.

The furniture, fixtures and equipment (“FF&E”) owned by Dealer Group and located in the Premises shall remain Dealer Group’s property. ADP Group shall have the non-exclusive right to use the FF&E located in the Premises from time to time, if any, during all times in which ADP Group has access to the Premises. Upon the expiration of the Facilities Term or the earlier termination of this Agreement pursuant to Section 3.2, ADP Group’s right to use the FF&E shall terminate automatically, without any requirement for notice from Dealer and ADP Group shall be responsible for any damage to the FF&E beyond normal wear and tear. Dealer shall be required to maintain, repair or replace the FF&E on the Premises in the ordinary course and consistent with past practices, it being acknowledged and agreed that Dealer shall have the right, but not the obligation, in its sole discretion, to replace the FF&E, if any, with comparable FF&E.

Section 3. Condition of the Premises and the FF&E.

ADP acknowledges and agrees on behalf of ADP Group that the Premises, the Facilities and the FF&E are being made available in their “AS IS” condition as of the date of this Agreement and Dealer makes no representations or warranties as to their quality or suitability for their proposed use or purpose by ADP Group. Dealer shall maintain, repair or replace the Premises and the Facilities in the ordinary course and consistent with past practices at no additional cost or expense to ADP.

Section 4. Term.

Subject to earlier termination of this Agreement pursuant to Section 3.2 (in which case this Service Schedule 3 shall terminate automatically in accordance with the terms of this Agreement), the term of this Service Schedule 3 shall be for a period not to exceed 180 days from the Distribution Date (“Facilities Term”).

Section 5. Use.

ADP Group shall use the Premises for the same purposes as they currently are used in connection with the operation of the ADP Business and for no other purpose without Dealer’s prior written consent (in its sole discretion). ADP Group shall conduct its business in the Premises in a manner consistent with ADP Group’s prior use of the Facilities. ADP Group shall not be permitted to make any alterations, modifications or additions to the Premises.

Table 3.1 Premises.

Location	Monthly Rent	IT Infrastructure
8601 Ranch Road 2222 Suites 300 & 400 Austin, TX 78730	$24,853.48	ADP to use Dealer network switch, analog voice and analog cabling.

Service Schedule 4

IT Infrastructure Services

PART I

ADP shall provide the following infrastructure-related services to Dealer Group:

SECTION A:

Utilization of adp.com for email.

a.	ADP will forward all emails to Dealer Group employees for a period of no more than twelve (12) months after the Distribution Date.

b.	For the period from September 1, 2015 through September 30, 2015, ADP will send notification to the sender when it receives an email for a Dealer Group associate. The notification will inform the sender that the recipient’s email address has changed to user@cdk.com and that the forwarding will no longer be in effect after September 30, 2015.

SECTION B:

Use of hostnames located in the adp.com domain name server zone file.

a.	Any Dealer Group hosted websites utilizing the adp.com parent domain will have use of those DNS A records during the duration of the use of hostnames pursuant to this Service Schedule 4. Furthermore if there is a need to host a redirect page for any of these web pages, ADP shall deploy the redirect and host it during the Term until Dealer stipulates it no longer has a need for it.

i.	ds.adp.com

ii.	dsi.adp.com

iii.	ds.ad.adp.com

iv.	dsi.ad.adp.com

v.	iscat.ds.adp.com

vi.	stag.ds.adp.com

Fees: No charge for the Services set forth in Part I on this Service Schedule 4.

PART II

As soon as possible after the Effective Time, Dealer shall take such actions as may be necessary or appropriate to change the organization name, organization handle, and appropriate other fields, on the following address ranges to an organization handle that is not related to ADP, does not use the ADP name, and uses only the name CDK, Global, Inc. (or similar name):

Network Handle	Network Prefix
ADP-ASP-EGV-WEBFARM (NET-192-110-66-0-1)	192.110.66.0/24
ADP-ASP-AA-INET (NET-192-191-254-0-1)	192.191.254.0/24
ADP-ASP-HOSTED (NET-207-186-0-0-1)	207.186.0.0/15
ADP-ASP-REVERSE-01 (NET-192-110-235-0-1)	192.110.235.0/24
NETBLK-ADP-C2 (NET-198-249-0-0-1)	198.249.0.0/16
ADPNETS2 (NET-204-125-0-0-1)	204.125.0.0/16
ADP3 (NET-204-224-0-0-1)	204.224.0.0/16
ADP4 (NET-205-190-0-0-1)	205.190.0.0/16
NETBLK-ADP2 (NET-199-194-0-0-1)	199.194.0.0/16
ADP5 (NET-206-22-0-0-1)	206.22.0.0/16
ADP-DS-IPV6 (NET6-2620-1F8-1)	2620:1F8::/29
ADPNETS (NET-192-110-1-0-1)	192.110.1.0 - 192.110.143.0
ADPNETS1 (NET-192-110-223-0-1)	192.110.223.0 - 192.110.250.0
ADP-C (NET-192-191-0-0-1)	192.191.0.0/16
NETBLK-ADP (NET-198-42-0-0-1)	198.42.0.0/16
ADP-AUTONET96 (NET-207-184-0-0-1)	207.184.0.0/14
ADP (NET-139-126-0-0-1)	139.126.0.0/16
Q0713-207-109-69-0 (NET-207-109-69-0-1)	207.106.69.0/24
COBALTGROUP-NET1 (NET-207-149-72-0-1)	207.149.72.0/23
NETBLK-CADP (NET-192-224-0-0-1)	192.224.0.0/16
ADP-DS-ROUTE1 (NET-198-133-214-0-1)	198.133.214.0/24
NET-209-67-79-0-1	209.67.79.0/24
NET-216-241-208-0-1	216.241.208.0/20
NET-216-231-224-0-1	216.231.224.0/20
MBSI-ADP (NET-209-42-30-0-1)	209.42.30.0/23
NET-209-181-201-120-1	209.181.201.120/29
NET-63-233-84-232-1	63.233.84.232/29
NET-206-129-124-0-1 NET-209-102-62-0-1 NET-216-88-212-0-1	206.129.124.0/22 209.102.62.0/22 216.88.212.0/22

Fees: No charge for the Services set forth in Part II on this Service Schedule 4.

Service Schedule 5

Vendor Services

PART I

For a period of 90 days following the Distribution Date, ADP’s global procurement group will use its reasonable best efforts to assist Dealer with respect to (1) bifurcation of contracts held in the name of ADP but under which Dealer received products or services prior to the Distribution Date, (2) administrative clean-up of vendor contract issues, and (3) assignment of vendor contracts held by ADP but which were used exclusively by, or held exclusively for the benefit of, Dealer or its affiliates prior to the Distribution.

Fees: The fees associated with the Services set forth on Part I of this Service Schedule 5 shall be $25,000 per month.

PART II

The parties currently expect that, following the Effective Time, the following contracts will constitute Mixed Contracts (as such term is defined in the Separation Agreement). In furtherance and not limitation of the provisions of Section 2.3(g)(i) of the Separation Agreement: (1) each of Dealer and ADP shall promptly reimburse the other party for any fees paid by ADP or Dealer, as the case may be, under the Mixed Contract for goods or services purchased, used or consumed by the other party; (2) Dealer shall indemnify ADP for any Losses incurred by ADP resulting from any act or omission of Dealer that breaches any term of the Mixed Contract (which indemnification shall not be subject to the limitation set forth in Section 5.3 of the Transition Services Agreement); and (3) ADP shall indemnify Dealer for any Losses incurred by Dealer resulting from any act or omission of ADP that breaches any term of the Mixed Contract (which indemnification shall not be subject to the limitation set forth in Section 5.3 of the Transition Services Agreement). The arrangements set forth herein with respect to the Mixed Contracts set forth below shall terminate as soon as possible after the Effective Date, and no later than 180 days following the Effective Date, at which time, the parties shall ensure that Dealer is no longer operating under, or receiving any benefit with respect to, any such Mixed Contract.

Mixed Contracts:

AirWatch

Bank of the West (with ADP Commercial Leasing)

BMC Software Inc.

EMC Corporation

Google Maps

Hewlett Packard (formerly Mercury)

Microsoft - Crosscharge

SalesForce.com

Symantec

Verisign, Inc.

VMware

Service Schedule 6

Tax Services

Service:	Tax Compliance (Income, Sales, Use and Property) and Tax U.S. GAAP Accounting

Providing Company:	ADP Point of contact: Dave Curto, VP, Federal Tax & Accounting One ADP Boulevard Roseland, NJ 07068 973-974-5116 dave.curto@adp.com

Receiving Company:	Dealer Point of contact: Phil Seabrease 1950 Hassel Road, Suite 1000 Hoffman Estates, IL 60169-6308 847-485-4014 phil.seabrease@cdk.com

Description of Service:	ADP shall also use commercially reasonable efforts to provide Dealer reasonably requested tax related services.

Process and Fees:

Where services are desired by Dealer, including the preparation of tax returns the preparation of which would otherwise be the responsibility of Dealer, it will make a written request for such service in each instance. ADP shall respond with a written non-binding estimate of its costs for such Services, including internal allocated costs and any third party costs associated therewith. If Dealer elects to use ADP for the desired service, it shall pay ADP for all costs incurred by ADP to provide such service (whether internal allocated costs or third party costs). If deemed necessary by ADP (acting reasonably), the parties shall enter into an engagement contract for such Services.

Except as otherwise set forth in the Tax Matters Agreement, ADP shall be reimbursed for taxes, interest and penalties related to any tax returns prepared by ADP pursuant to a request from Dealer.

Service Schedule 7

Statutory Research Services

For a period of nine (9) months following the Effective Time, ADP shall provide the following Services to Dealer (which period may be extended an additional six (6) months from the end of the nine (9) month period by written notice delivered by Dealer to ADP not less than eight (8) months after the Effective Time):

(1)	ADP shall to provide Dealer (via posting to a Sharepoint or similar site owned and controlled by Dealer, or to a third party provider of data room services (including a “drop box” provider engaged by Dealer for such purpose) with the same statutory change forms (reflecting US and Canadian payroll and payroll tax changes, and payroll reporting changes), including documentation associated with the applicable change, produced by ADP’s Statutory Research Shared Services (“SRSS”) group, at the same time such forms (and documentation, if any) are distributed by SRSS to other ADP payroll system groups;

(2)	Consistent with practice prior to the Effective Time, ADP will continue to make available associates from SRSS, including (x) access to appropriate tax research analysts for the purposes of obtaining guidance on payroll statutory issues, (y) to the extent permitted by law, serving as a point of contact for government agency research, and (z) assistance in the generation of requirements for Dealer’s U.S. Drive payroll solution; and

(3)	Consistent with practice prior to the Effective Time, ADP will continue to make available Canadian payroll experts from SRSS including (x) for the purpose of obtaining guidance on Canadian regulatory compliance rules and (y) to the extent permitted by law, serving as a point of contact for government agency research, and (z) assistance in the generation of requirements for Dealer’s Canadian Drive payroll solution.

Fees: The fees associated with the Services set forth this Service Schedule 7 shall be $20,000 per month.

Notwithstanding any provision to the contrary in the Transition Services Agreement, in respect of the Services provided pursuant to this Service Schedule 7 (a) ADP’s indemnification obligations under Section 5.1(a)(2) of the Transition Services Agreement shall apply only in cases of gross negligence or willful misconduct, and (b) ADP’s total liability shall be equal to the fees actually paid by Dealer in respect of such Services.

All statutory change forms and payroll reporting changes are confidential and proprietary intellectual property of ADP. ADP hereby grants Dealer a non-transferrable (including by sublicense) and non-exclusive license to use the statutory change forms and changes solely for the purpose of supporting Dealer’s Drive payroll solution. Statutory change forms and changes shall be deemed “Information” for purposes of Section 4 of the

Transition Services Agreement; following such time as Dealer no longer is in need of the statutory change forms or changes (following shut down of the Drive payroll solution) it shall promptly destroy all copies of such documents; provided, however, that Dealer may continue to use such documents as source documents for change issues for so long as such issues remain in the defect tracking system (even if such time period goes beyond the shut down of the Drive payroll solution).